EXHIBIT 99.1

Date:   June 9, 2004

Williams Announces Expiration of Cash Tender Offers

          TULSA, Okla. – Williams (NYSE:WMB) and its wholly owned subsidiary, Williams Production RMT Co., today announced the expiration, as of 5 p.m. Eastern on June 8, 2004, of their cash tender offers relating to approximately $1.34 billion aggregate principal amount of notes pursuant to their previously announced cash tender offers and consent solicitation.

          The companies have accepted for payment all notes validly tendered and not validly withdrawn pursuant to the tender offers.

          As of the expiration of the offers, the companies received tenders of notes with an aggregate principal amount of approximately $1.171 billion, including the following:

•	Approximately $87.9 million aggregate principal amount of Williams’ 6.625 percent notes due Nov. 15 2004, representing approximately 77 percent of the outstanding principal amount of 6.625 percent notes.

•	Approximately $370.3 million aggregate principal amount of Williams’ 6.75 percent putable asset term securities, putable/callable January 15, 2006, representing approximately 93 percent of the outstanding principal amount of 6.75 percent putable asset term securities.

•	Approximately $181 million aggregate principal amount of Williams’ 61/4 percent senior debentures due 2006, originally issued by Williams Holdings of Delaware, Inc., representing approximately 91 percent of the outstanding principal amount of 61/4 percent senior debentures.

•	Approximately $181.4 million aggregate principal amount of Williams’ 6.50 percent notes due 2006, representing approximately 88 percent of the outstanding principal amount of 6.50 percent notes.

•	Approximately $118.8 million aggregate principal amount of Williams Production RMT Co.’s 7.55 percent senior notes due 2007, originally issued by Barrett Resources Corporation, representing approximately 79 percent of the outstanding principal amount of 7.55 percent senior notes.

•	Approximately $146.9 million aggregate principal amount of Williams’ 6.500 percent notes due 2008, originally issued by Williams Holdings of Delaware, Inc., representing approximately 84 percent of the outstanding principal amount of 6.500 percent notes.

•	Approximately $85 million aggregate principal amount of Williams’ 7.25 percent notes due 2009, originally issued by MAPCO, Inc., representing approximately 85 percent of the outstanding principal amount of 7.25 percent notes.

          In conjunction with the tendered notes and related consents, the companies paid premiums of approximately $62 million. As a result of the premiums, as well as related fees and expenses, Williams expects to record a pre-tax charge to earnings of approximately $75 million in the second quarter.

          Lehman Brothers Inc. served as the lead dealer manager; Banc of America Securities LLC, Barclays Capital Inc., Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc., Merrill Lynch & Co. and Scotia Capital (USA) Inc. served as co-dealer managers, and D.F. King & Co., Inc. served as the information agent for the tender offers.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.